Exhibit 10.25

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of March 31, 2009, by and between SAN PEDRO PROPERTIES, a California limited partnership (“Lessor”) and WILSHIRE STATE BANK, a California corporation (“Lessee”).

RECITALS

A.                                  Lessor and Lessee are parties to that certain lease dated October 20, 2003 (the “Lease”). Pursuant to the Lease, Lessor has leased to Lessee space currently containing approximately 3,208 rentable square feet (the “Premises”) described as Suite No. 200 on the second (2nd) floor of the building located at 1300 S. San Pedro Street, Los Angeles, California (the “Building”).

B.                                    The Lease contains inconsistencies with respect to its expiration.

C.                                    Regardless of such inconsistencies, Lessor and Lessee, pursuant to the terms of this Amendment, hereby agree to extend the Expiration Date as defined in the Lease so that the Lease shall now expire on March 31, 2014.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.                                      Expiration Date.  “Expiration Date” as defined in Section 1.3 of the Lease shall be modified and amended so that the Lease shall now expire on March 31, 2014.

2.                                      Extension.  The Term of the Lease is hereby extended and shall expire on March 31, 2014 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing on April 1, 2009 (the “Effective Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

3.                                      Base Rent.

3.01.                     Base Rent for the Extended Term.  As of the Effective Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
April 1, 2009 through March 31, 2010	$26.28	$7,025.52

April 1, 2010 through March 31, 2011	$26.28	$7,025.52

Wilshire State Bank

First Amendment To Lease (March 30, 2009)

On April 1, 2011, and annually thereafter, the Monthly Base Rent shall be increased by the year-over-year increase in the Consumer Price Index of the Bureau of Labor Statistics (1982-84 = 100) of the U.S. Department of Labor for CPI (all items for Urban Wage Earners and Clerical Workers, for Los Angeles-Riverside-Orange County). Accordingly, an increase in the Consumer Price Index is computed by dividing the Consumer Price Index for the calendar month immediately preceding the adjustment by the Consumer Price Index for the calendar month immediately preceding the prior 12 month period. The resulting increases in Monthly Base Rent however, shall be at least two percent (2%) per annum over the prior Monthly Base Rent, but shall not exceed three percent (3%) per annum over the prior Monthly Base Rent.

3.02                          Abated Rent for the Term.  Lessee shall be entitled to an abatement of Base Rent in the amount of $7,025.52 applicable to May, 2009 (the “Abated Rent”).

3.03.                       Tenant Improvement Allowance/ Base Rent Credit.  Lessee shall be entitled to an additional abatement of Base Rent in the amount of $50,000.00 in lieu of a tenant improvement allowance (the “Tenant Improvement Allowance Credit”). The Tenant Improvement Allowance Credit shall be applied in fifty-eight (58) installments at a rate of $862.07 per month against the Monthly Base Rent beginning on June 1, 2009 and continuing through the Extended Termination Date.

4.                                      Operating Expenses.  For the period commencing on the Effective Date and ending on the Extended Termination Date, Lessee shall pay for Lessee’s Share of Operating Expense Increase in accordance with the terms of the Lease, provided, however, during such period, (a) the Base Year for the computation of Lessee’s Share of Operating Expense Increase is amended from calendar year 2004 to calendar year 2009, and (b) in the event Real Property Taxes are increased due to a sale, change in ownership, or reassessment of the Building, during the first five (5) years of the Extended Term, any such increase shall be excluded from Lessee’s Share of Operating Expense Increase. During the Extended Term, Tenant shall have no payment or other obligations to Landlord with respect to Operating Expenses prior to January 1, 2010.

5.                                      Other Pertinent Provisions.  Lessor and Lessee agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

5.01.                       Security and Parking Improvements.  Lessor agrees, at Lessor’s sole cost and expense, to install or implement the following security measures and other improvements within Three (3) months of the Effective Date: a) Installation of a security camera in front of Building’s parking garage elevator on parking level where Lessee’s current reserved spaces are located, b) Installation of additional lighting around starewell and near Lessee’s current reserved spaces, and c) Installation of a security mirror at the landing of starewell. Lessor shall also use commercially reasonable efforts to implement a system to direct traffic on the Building’s parking ramp. Until the implementation of said traffic light system, Lessor shall provide additional parking attendants to manually direct traffic on the parking ramp.

5.02.                       Option to Extend.  Upon expiration of the Extended Term, Lessee and its permitted assignee(s) shall have two (2) Options to Extend the Lease each for an additional term of five (5) years at a base rent equal to 90% of Fair Market Rental for comparable retail projects in the area. Lessee shall provide notice to Lessor no less than six (6) months prior to the Extended Termination Date and any subsequent expiration date of its intent to exercise its option. Lessor and Lessee will have thirty (30) days after Lessor receives the option notice within which to agree on the then Fair Market Rental value of the Premises. If no agreement is reached by the parties regarding Fair Market Rental value, Lessor and Lessee shall immediately appoint a mutually acceptable appraiser or broker to establish the new Fair Market Rental value within the next thirty (30) days. The decision of the mutually acceptable appraiser or broker shall be binding on the parties. Any fees or costs of the appraiser or broker will be split equally between the parties. The Fair Market Rental value of the Premises means what a landlord under no compulsion to lease the Premises and a tenant under no compulsion to lease the Premises would determine as rent as of the commencement of the option period, taking into consideration the uses permitted under the Lease, the quality, size, design, and location of the Premises, the rent for comparable buildings located in the vicinity of the Building, and any lease concessions (such as free rent and tenant improvements).

5.03.                       Parking.  For the period commencing on the Effective Date and ending on the Extended Termination Date, Lessee’s monthly parking rate shall not exceed $60.00 per month per parking space during the Extended Term and any extensions. Furthermore Lessee shall be entitled to retain all seven (7) of Lessee’s currently reserved parking spaces (“Reserved Customer Parking”) during the Extended Term and any extensions. Lessor agrees that Lessee’s Reserved Customer Parking shall not be relocated nor shall the size of the individual parking spaces be reduced in size during the Extended Term or during any extensions. Furthermore, Lessor agrees to maintain a minimum five (5) foot wide walkway from the Reserved Customer Parking to the adjacent stairwell and elevator during the Extended Term and any extensions.

5.04.                       Exclusive Use.  So long as Tenant occupies the entire Premises, Lessor agrees that no other portion of the Building shall be used or operated for retail banking during the Extended Term and any extensions. Banking services include without limit making loans, accepting deposits, cashing checks, trust services, safe deposit boxes, issuance of letters of credit, cash management, ATM’s and other services customarily associated with retail banks.

5.05.                       Sublease and Assignment.  Lessee shall have the right to sublet, assign, or transfer all or any portion of the Premises after having received Lessor’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Any net profits realized (after deducting leasing costs) shall accrue to Lessee and Lessor on a 50%/50% basis. Notwithstanding anything to the contrary in the Lease, Lessee shall be permitted to sublease space or assign the Lease to an affiliate entity controlling, under common control with, or controlled by Lessee, including an entity resulting from a merger or consolidation by Lessee, without Lessor’s approval.

5.06.                       Nondisturbance.  Lessor shall provide Lessee with a commercially reasonable and mutually acceptable non-disturbance agreement within thirty (30) days after mutual execution of this First Amendment to Lease.

5.07.                       Broker Representation.  Lessee hereby represents to Lessor that Lessee has dealt with no broker, other than Transwestern in connection with this Amendment. Lessee agrees to indemnify and hold Lessor, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Lessor Related Parties”) harmless from all claims of any brokers, other than Transwestern, claiming to have represented Lessee in connection with this Amendment. Lessor shall pay Transwestern a brokerage commission equal to four percent (4%) of the total Base Rent for the Extended Term (“Brokerage Commission”), due one hundred percent (100%) upon mutual execution of this Amendment. Lessee shall have the right to offset its rent if Lessor fails to pay the Brokerage Commission.

5.08.                       Address for Notices.  Any notices to be sent to Lessee shall be sent to the following addresses:

Wilshire State Bank

3200 Wilshire Boulevard

Los Angeles, CA 90010

Attention: David Kim, Chief Operations Administrator

6.                                      Miscellaneous.

6.01.                       This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

6.02.                       Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

6.03.                       In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

6.04.                       The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

6.05.                       Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the day and year first above written.

LESSOR:

SAN PEDRO PROPERTIES,
a California limited partnership

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Title:	Partner

LESSEE:

WILSHIRE STATE BANK,
a California banking corporation

By:	/s/ Joanne Kim

Name:	Joanne Kim

Title:	President & C.E.O.